EXHIBIT (a)(8)

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                              QUESTIONS AND ANSWERS

                               ABOUT THE OFFER OF
                          FIRST SHENANGO BANCORP, INC.,
                    TO PURCHASE FOR CASH UP TO 200,000 SHARES
                     OF COMMON STOCK AT A PURCHASE PRICE OF
                           $20.50 TO $23.75 PER SHARE

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         QUESTIONS AND ANSWERS ABOUT THE OFFER TO PURCHASE ITS STOCK BY
                          FIRST SHENANGO BANCORP, INC.
                            THE HOLDING COMPANY FOR
                    FIRST FEDERAL SAVINGS BANK OF NEW CASTLE

The following information is designed to answer frequently asked questions about the offer by First Shenango Bancorp, Inc. to purchase shares of its common stock. Shareholders are referred to the Offer to Purchase and Letter of Transmittal for a detailed description of the terms and conditions of the offer.

Q. WHAT IS THIS OFFER TO PURCHASE?

A. First Shenango Bancorp, Inc., ("First Shenango" or the "Company") is inviting its shareholders to tender shares of its common stock, $0.10 par value per share (the "Shares"), at prices not in excess of $23.75 nor less than $20.50 per share in cash, as specified by shareholders tendering their Shares, in the enclosed Letter of Transmittal (the "Offer"). The Company will determine the single per Share price, not in excess of $23.75 nor less than $20.50 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares, taking into account the number of Shares tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 200,000 Shares (or such lesser number of Shares as are validly tendered at prices not in excess of $23.75 nor less than $20.50 per Share). This type of issuer tender offer is commonly referred to as a "Modified Dutch Auction".

Q. WHAT IS A "MODIFIED DUTCH AUCTION?"

A. A modified dutch auction is a process whereby a company makes a direct tender offer to its own shareholders to purchase a specified number of shares of its stock within a specified price range per share. In this case, First Shenango is making a direct offer to all of its shareholders to purchase in the aggregate 200,000 Shares of its common stock at a price not in excess of $23.75 nor less than $20.50 per Share. This process allows each stockholder to elect whether he or she wishes to sell his or her stock, and the price he or she is willing to sell at within the given price range. After receiving all tendered securities at the termination of the Offer, the Company may choose the lowest price within the specified range that will permit it to purchase the amount of securities sought.

Q. WHAT WILL BE THE FINAL PURCHASE PRICE?

A. All Shares acquired in the Offer will be acquired at the Purchase Price. The Company will select the lowest Purchase Price that will allow it buy up to 200,000 Shares. All shareholders tendering at or below the Purchase Price will receive the same amount. For example, if 100,000 Shares are tendered at $21.00 per Share, 100,000 Shares are tendered at $22.00 per Share and 150,000 Shares are tendered at $23.00 per Share, 200,000 Shares will be purchased at $22.00 per Share from the persons who tendered at $21.00 through $22.00, and the 150,000 Shares tendered at $23.00 per Share will be returned and not purchased.

Q. WHAT WILL HAPPEN IF MORE THAN 200,000 SHARES ARE TENDERED AT OR BELOW THE PURCHASE PRICE?

A. In the event more than 200,000 Shares are tendered at or below the Purchase Price, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase first from Odd Lot Holders (as defined in the Offer to Purchase) who validly tender and do not withdraw their


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     Shares at or below the Purchase Price and then on a pro rata basis from all other stockholders whose Shares are validly tendered and not withdrawn at or below the Purchase Price.

Q. AT WHAT PRICE MAY I TENDER MY SHARES?

A. Stockholders may elect to tender their Shares in increments of 1/8th of a dollar starting at $20.50 per share up to and including $23.75 per Share. The election as to the number of Shares and the price a shareholder is willing to tender are to be indicated on the Letter of Transmittal.

Q. DO I HAVE TO SELL MY STOCK TO THE COMPANY?

A. No. No shareholder is required to tender any of his or her stock for sale to the Company. Each shareholder may individually elect to sell part or all of his or her stock at the price he or she specifies between no less than $20.50 nor more than $23.75 per Share.

Q. HOW MUCH STOCK IS THE COMPANY ATTEMPTING TO PURCHASE?

A. The Company is offering to purchase up to 200,000 Shares of its 2,258,047 Shares outstanding or 8.86% of the outstanding stock.

Q. WHAT IF THE TERMS OF THE OFFER CHANGE?

A. In the event the terms of the Offer are materially changed, the Company will generally give notice of the change and, under certain circumstances, the expiration date will be extended up to 10 business days from such notice, and shareholders will be able to change or withdraw their tender during such extension.

Q. WHAT HAPPENS IF I DO NOT TENDER MY STOCK TO THE COMPANY TO PURCHASE?

A. Nothing will happen if you do not tender any or all of your Shares. Your Shares will remain outstanding without a change in the terms or ownership rights. You will continue to own the same number of Shares without any adjustment, and you will continue to receive the same dividend and voting rights. However, since the Company will purchase up to 200,000 of its outstanding Shares, the percentage of the outstanding stock which you own will increase since the number of outstanding Shares will be reduced.

Q. CAN I TENDER PART OF MY STOCK AT DIFFERENT PRICES?

A. Yes, you can elect to tender part of your stock at one price and an additional amount at a second price. For example, if you owned 1,500 Shares, you could tender 500 Shares at $21.00, 500 Shares at $22.00 and keep the remaining 500 Shares. If you tender part of your stock at more than one price, you must use a separate Letter of Transmittal for each price. However, you can not tender the same stock at different prices. In the prior example, the stockholder owning 1,500 Shares can not tender 1,500 Shares at $21.00 and 1,500 Shares at $22.00.


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Q. IS THERE A BROKERAGE FEE?

A. No. The Company will purchase stock directly from each shareholder at the Purchase Price without the use of a broker.

Q. CAN I CHANGE OR CANCEL MY TENDER?

A. You may increase or decrease the number of Shares and/or price indicated in the Letter of Transmittal or withdraw it entirely up until November 25, 1996 unless the Offer is extended. Generally after November 25, 1996, you cannot. If you desire to change or withdraw your tender, you are responsible to make certain that a valid withdrawal is received by the November 25, 1996 deadline. Except as discussed in the Offer to Purchase, tenders are irrevocable after the November 25, 1996 deadline.

Q. HOW CAN I GET MORE INFORMATION?

A. If you have a question, please call MacKenzie Partners, Inc., our Information Agent, at (800) 322- 2885.

THIS BROCHURE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES. THE OFFER TO PURCHASE THE STOCK OF THE COMPANY IS MADE ONLY BY THE FIRST SHENANGO BANCORP, INC. OFFER TO PURCHASE DOCUMENT DATED OCTOBER 25, 1996 AND THE ACCOMPANYING LETTER OF TRANSMITTAL.


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